Putnam American Government Income Fund,9/30/13,

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		10,316
Class B	   	   118
Class C	   	   239
Class M            33

72DD2 (000s omitted)

Class R          127
Class R6          32
Class Y	   	  562

73A1

Class A	 0.160
Class B	 0.092
Class C	 0.090
Class M	 0.134

73A2

Class R	0.136
Class R5  0.184
Class R6	0.195
Class Y	0.184


74U1	(000s omitted)

Class A	57,968
Class B    1,003
Class C	 1,934
Class M	   164

74U2	(000s omitted)

Class R	   861
Class R5       1
Class R6     275
Class Y    2,318

74V1

Class A	  8.95
Class B	  8.87
Class C     8.91
Class M	  9.02

74V2


Class R	   8.96
Class R5     8.93
Class R6     8.93
Class Y	   8.93

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.